Renmin Tianli Group, Inc. Announces Purchase of Properties

WUHAN, China, Jan. 2, 2019 /PRNewswire/ -- Renmin Tianli Group, Inc. (NASDAQ: ABAC) ("Renmin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced that it has entered into a purchase agreement with Hubei Science and Technology Industrial Park (the "Seller") to acquire a portfolio of industrial and residential properties (the "Properties") for a total consideration of RMB432 million, including 1) cash consideration of RMB411 million (approximately $59.7 million); and 2) 3,000,000 shares of Renmin Tianli common stock, par value of $0.004 per share, to be issued to certain shareholders of the Seller. The Company's Board of Directors has approved the transaction.

Located at No. 1 Qilin Road, Xiangcheng District, Xiangyang City, Hubei Province, the Properties include two industrial buildings (building #4 and #7) with aggregate floor area of approximately 50,000 square meters and a residential building with usage area of approximately 19,000 square meters.

Upon completion of the transaction, the Company expects rental streams from the leasing the Properties to complement its existing hog farming business.

About Renmin Tianli Group, Inc.

Renmin Tianli Group, Inc. (the "Company"), is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Phone: +1-732-910-9692
Email: ttian@weitianco.com